Exhibit 99.1

LIFELOGGER SIGNED A LETTER OF INTENT TO ACQUIRE ASSETS OF PIXORIAL

Palm Beach Gardens, FL – October 29, 2015 - LifeLogger Technologies Corp (OTCQB: LOGG) today announced that it has signed a Letter of Intent (LOI) to acquire all assets of Pixorial Inc. (Pixorial), a privately held photo and video sharing platform company.

As per the terms of the LOI, LifeLogger will acquire all assets of Pixorial such as source code, software, trade secrets, processes, ideas, know-how, improvements, discoveries, developments, designs, techniques and contract rights related to the Pixorial app including but not limited to contract rights related to the Pixorial app for inclusion on the Apple store and the Google Play store. LifeLogger will issue 3.2 million shares of its unregistered common stock to the shareholders and certain creditors of Pixorial, which will be subject to a lock-up agreement and has agreed to retain Andres Espineira, Pixorial’s Founder and Chief Executive Officer. The Definitive Agreement is expected to be signed by mid November 2015 and is subject to closing conditions.

Stewart Garner, LifeLogger’s Chief Executive Officer noted, “We are extremely pleased to have signed this LOI with Pixorial as it presents an array of strategic benefits for our shareholders. Pixorial’s software offers online user-friendly tools and applications to access, download, edit, tag, process, store, organize and share videos, photos and music from any device, services which we plan to integrate with LifeLogger’s existing software. Additionally, through this acquisition, we will gain access to Pixorial’s list of approximately 620,000 registered users who have signed up through www.pixorial.com.”

Mr. Espineira will join LifeLogger’s management team and will be responsible for leading the integration team that will be engaged in the development of the enhancements to the Company’s existing life-logging software tools by incorporating the tools developed by Pixorial.

Mr. Espineira, added, “I am thrilled to be joining the LifeLogger organization. Our software, which is complimentary to LifeLogger’s software, can be customized and integrated with different platforms used by students and teachers, musicians, government entities, law enforcement and healthcare agencies, social media organizations, etc. I look forward to working with LifeLogger’s team to further improve our technology and capitalize on many opportunities in our markets.”

About Pixorial

Pixorial is a personal photo and video sharing platform that includes functionality to organize and discover all the media from a person’s life so they can enjoy it how they want. Pixorial is capable of delivering a universal service for collecting all the photos and videos from life experiences – media that may be scattered across a variety of services, devices, and people. With Pixorial, users will be able to store the media that matters to them in their private cloud which they will be able to access from anywhere. Using Pixorial’s online tools and mobile applications functionality, customers will be able to take the complexity out of sharing their photos and videos and go beyond the limits of traditional posting. With multiple industry awards and over half a million subscribers worldwide, Pixorial is privately held and based in Englewood, Colorado.

About LifeLogger

LifeLogger Technologies Corp. has developed a Web APP software solution providing users the ability to capture, store and live stream your memories. We are device agnostic, allowing you to use your iOS, Android solution or other wearable camera and/or sensors solutions. We have cutting-edge technology that presents meaningful advanced search including functionality utilizing Geo-enabled location search & face detection stored on an interactively navigable 3D timeline. For more information please visit http://lifelogger.com.

Forward Looking Statements - Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Lifelogger Technologies, Inc. to provide innovative wearable technology and related software applications and its expectations for future revenues. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others that the anticipated success of our technology may not be as expected. More information about potential factors that could affect our business and financial results is included under the captions, “Risk Factors” in the our Form 10-K for the year ended December 31, 2014 which have been filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

IR Contact

For more information please contact:
Lena Cati
(212) 836-9611
lcati@equityny.com